Exhibit 10.5

LICENSE AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia and having its administrative offices at 2075 Wesbrook Mall, in the City of Vancouver, in the Province of British Columbia, V6T 1W5

(the “University”)

AND:

XENON GENETICS INC., a corporation continued under the laws of Canada, and having its administrative offices at Suite 100—2386 East Mall, Vancouver, British Columbia, V6T 1Z3

(the “Licensee”)

WHEREAS:

A. The University has been engaged in research during the course of which it has invented, developed and/or acquired certain technology identified in UBC Invention Disclosure File #UBC 94-061, entitled “Lipolipase Mutation 291, Implication for Coronary Artery Disease”, and File #UBC 91-003, entitled “Mutation in Human Lipoprotein Lipase Gene which causes Type 1 Hyperlipoproteinemia”;

B. [†] has invented, developed and/or acquired certain technology which may have common subject matter with certain technology invented, developed and/or acquired by the University, and identified in UBC Invention Disclosure File # UBC 99-082, entitled “Recombinant Viruses Preparation and use thereof in Gene Therapy;

C. The University has been jointly engaged in research with the Academic Hospital at the University of Amsterdam (“AMC”) during the course of which they have jointly invented, developed and/or acquired certain technology identified in UBC Invention Disclosure File # UBC 00039, entitled “Mutation 447”;

D. The research done at the University with respect to the above referenced technologies was undertaken by Dr. Michael Hayden who is an employee of the University engaged in a number of research projects and a founder and chief scientific officer of the Licensee;

E. [†]

F. The University is desirous of entering into this agreement (the “Agreement’) with the objective of furthering society’s use of its advanced technology, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution; and

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G. Subject to the terms and conditions hereinafter set out, the Licensee is desirous of the University granting a license to the Licensee to use or cause to be used the University’s interest in such technology to manufacture, distribute, market, sell and/or license or sublicense products and services derived or developed from such technology.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

1.0 DEFINITIONS:

1.1 In this Agreement, unless a contrary intention appears, the following words and phrases shall mean:

(a)	“Accounting”: an accounting statement setting out in detail how the amount of Revenue was determined;

(b)	“Affiliated Company” or “Affiliated Companies”: two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or fifty percent (50%) or more of the voting shares of each of them is owned or controlled by the same person, corporation or other legal entity;

(c)	“Collaborative Research Agreement”: the Collaborative Research Agreement dated August 1, 2000 between the University and the Licensee, which contemplates the performance of a research project entitled “LPL Gene Therapy for LPL Deficiency”,

(d)	“Confidential Information”: any part of the Information which is designated by either party (the “Disclosing Party”) as confidential, whether orally or in writing but excluding any part of the Information:

(i)	possessed by the receiving party prior to receipt from the Disclosing Party, other than through prior disclosure by the Disclosing Party, as evidenced by the receiving party’s business records;

(ii)	published or available to the general public otherwise than through a breach of this Agreement;

(iii)	obtained by the receiving party from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the Disclosing Party; or

(iv)	independently developed by employees, agents or consultants of the receiving party who had no knowledge of or access to the Disclosing Party’s Information as evidenced by the receiving party’s business records;

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(e)	“Date of Commencement” or “Commencement Date”: this Agreement will be deemed to have come into force on the Date of Commencement which shall be August 1, 2000, and shall be read and construed accordingly;

(f)	“Effective Date of Termination”: the date on which this Agreement is terminated pursuant to Article 18;

(g)	“Field of Use”: gene therapy being [†].

(h)	“Xenon Improvements”: improvements, variations, updates, modifications, and enhancements which relate to the Technology made solely by the Licensee or any sublicensees of the Licensee at any time after the Commencement Date that cannot be practised without infringing the claims of the Patents;

(i)	“UBC Improvements”: improvements, variations, updates, modifications, and enhancements which relate to the Technology made solely by the University at any time after the Commencement Date that cannot be practised without infringing the claims of the Patents;

(j)	“Joint Improvements”: improvements, variations, updates, modifications, and enhancements which relate to the Technology made jointly by the University and the Licensee or the University and any sublicensees of the Licensee at any time after the Commencement Date that cannot be practised without infringing the claims of the Patents;

(k)	“Improvements”: collectively the UBC Improvements, the Xenon Improvements and the Joint Improvements;

(l)	“Information”: any and all Technology and any and all Improvements, the terms and conditions of this Agreement and any and all oral, written, electronic or other communications and other information disclosed or provided by the parties including any and all analyses or conclusions drawn or derived therefrom regarding this Agreement and information developed or disclosed hereunder, or any party’s raw materials, processes, formulations, analytical procedures, methodologies, products, samples and specimens or functions;

(m)	“Patents”: collectively the patents listed in Schedule “A”, including any patents or patent applications that may be added to Schedule “A” from time to time, and any counterparts, Continuation-ln-Part, renewals, divisionals, reissues, corresponding international patent applications, continuations and any patents resulting therefrom. For greater certainty the Patents and Patent applications as herein defined shall include, any and all Patents or Patent Applications arising from, or relating to Improvements, including Improvements that result from the Collaborative Research Agreement between the parties, which Patents or Patent applications shall be added to Schedule “A”;

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(n)	“Product(s)”: goods manufactured in connection with the use of all or some of the Technology and/or any Improvements;

(o)	“Revenue”: [†], less the following deductions to the extent included in the amounts invoiced and thereafter actually allowed and taken:

(i)	[†]

(ii)	[†]

(iii)	[†]

(iv)	[†], and

(v)	[†]

Where any Revenue is derived from a country other than Canada it shall be converted to the equivalent in Canadian dollars on the date the Licensee is deemed to have received such Revenue pursuant to the terms hereof at the rate of exchange set by the Bank of Montreal for buying such currency. The amount of Canadian dollars pursuant to such conversion shall be included in the Revenue;

(p)	“Royalty Due Dates”: the last working day of March, June, September and December of each and every year during which this Agreement remains in full force and effect;

(q)	“Sublicensing Revenue”: [†], but excluding:

(i)	[†];

(ii)	[†];

(iii)	research fees received by the Licensee in reimbursement for the actual costs of research and development undertaken by the Licensee pursuant to a written research plan.

Where any Sublicensing Revenue is derived from a country other than Canada it shall be converted to the equivalent in Canadian dollars on the date the Licensee is deemed to have received such Sublicensing Revenue pursuant to the terms hereof at the rate of exchange set by the Bank of Montreal for buying such currency. The amount of Canadian dollars pursuant to such conversion shall be included in the Sublicensing Revenue;

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(r)	“Technology”: any and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, prior to the Date of Commencement by the University relating to, and including the technology described in Schedule “A” hereto, as amended from time to time, including, without limitation the Patents, and collectively the University’s interest in the UBC Technology, the UBC – [†] Technology and the UBC—Amsterdam Technology (as hereinafter defined in Article 2.1) and all research, data, specifications, instructions, manuals, papers or other materials of any nature whatsoever, whether written or otherwise, relating to same; and

(s)	“UBC Trade-marks”: any mark, trade-mark, service mark, logo, insignia, seal, design, symbol or device used by the University in any manner whatsoever.

2.0 PROPERTY RIGHTS IN AND TO THE TECHNOLOGY:

2.1 The parties hereto hereby acknowledge and agree that:

(a)	Dr. Michael Hayden has assigned his rights to the Technology and any Improvements to the University;

(b)	the University owns any and all right, title and interest in and to the technology identified in UBC Invention Disclosure File # UBC 94-061, entitled “Lipolipase Mutation 291, Implication for Coronary Artery Disease”, and File # UBC 91-003, entitled “Mutation in Human Lipoprotein Lipase Gene which causes Type 1 Hyperlipoproteinemia” as well as any and all UBC Improvements (the “UBC Technology”);

(c)	[†] has developed or acquired certain technology which has common subject matter with certain technology invented, developed and/or acquired by the University, and the University and [†] are named as joint owners within the United States of the technology identified in UBC Invention Disclosure File # UBC 99-082, entitled “Recombinant Viruses Preparation and use thereof in Gene Therapy” (the “UBC – [†] Technology”);

(d)	the University and AMC jointly own the technology identified in UBC Invention Disclosure File # UBC 00-039, entitled “Mutation 447” (the “UBC—Amsterdam Technology”),

(e)	the University and the Licensee, subject to the terms of this Agreement jointly own all Joint Improvements, and provided that notwithstanding the applicable patent or other intellectual property laws of any jurisdiction both the University and the Licensee shall only use and commercially exploit any Joint Improvements in accordance with the terms of this Agreement; and

(f)	the Licensee, subject to the terms of this Agreement, owns any all right, title and interest in and to the Xenon Improvements.

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2.2 The Parties shall, on request, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Technology, and any Improvements vest with, or remain with, the parties as set out in Article 2.1.

3.0 GRANT OF LICENSE:

3.1 In consideration of the license fees, milestone payments and royalty payments reserved herein, and the covenants on the part of the Licensee contained herein, the University hereby grants to the Licensee within the Field of Use:

(a)	a worldwide exclusive license to use and sublicense the UBC Technology, any UBC Improvements or any Joint Improvements, and any Patents related thereto, including the right to manufacture, distribute, and sell Products and provide services on the terms and conditions hereinafter set forth during the term of this Agreement;

(b)	a license of the University’s rights to the UBC – [†] Technology and any UBC Improvements or Joint Improvements and any Patents related thereto, including the right to use and sublicense the University’s rights in the UBC – [†] Technology and any UBC Improvements or Joint Improvements thereto, and to manufacture, distribute, and sell Products and provide services on the terms and conditions hereinafter set forth during the term of this Agreement. The University acknowledges and agrees that it shall not license within the Field of Use any of the University’s rights to the UBC – [†] Technology or any UBC Improvements or Joint Improvements thereto to any entity other than the Licensee for the duration of the term of this Agreement;

(c)	a worldwide co-exclusive license together with Amsterdam Molecular Therapeutics B.V. (“AMT”) of the University’s rights to the UBC—Amsterdam Technology and any UBC Improvements or Joint Improvements and any Patents related thereto, including the right to use and sublicense the University’s rights to the UBC -Amsterdam Technology and any UBC Improvements or Joint Improvements thereto, and to manufacture, distribute, and sell Products and provide services on the terms and conditions hereinafter set forth during the term of this Agreement. The Licensee acknowledges and agrees that AMC has granted a worldwide co-exclusive license to AMT to use and sublicense the UBC—Amsterdam Technology. The University acknowledges and agrees that it shall not license within the Field of Use any of the University’s rights to the UBC—Amsterdam Technology or any UBC Improvements or Joint Improvements thereto to any entity other than the Licensee for the duration of the term of this Agreement;

3.2 The grant of the license:

(a)	set out in Article 3.1(b) is made expressly subject to all of the rights which [†] has acquired to the UBC – [†] Technology. The Licensee hereby acknowledges that, the use, practice, exploitation and commercialization of any rights to the UBC – [†] Technology may be subject to the consent of [†], and that it shall be the Licensee’s sole responsibility to obtain such consent from [†];

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(b)	set out in Article 3.1(c) is expressly made subject to the conditions precedent that the written consent of AMC be obtained by the University prior to the grant of such a co-exclusive license to the Licensee.

In the event the University is unable to obtain the consent referred to in Article 3.2(b), the grant of license by the University to the Licensee herein shall be limited to the grant of license referred to in Article 3.1(a) and (b).

3.3 The licenses granted herein are personal to the Licensee and are not granted to any Affiliated Company or Affiliated Companies, subject to the right of the Licensee to sublicense as set out herein.

3.4 The Licensee shall not cross-license the Technology or any UBC Improvements or Joint Improvements without the prior written consent of the University.

3.5 Notwithstanding Article 3.1, and subject to Article 10.6 herein, the parties acknowledge and agree that the University may use the Technology and any Improvements (including UBC Improvements, Joint Improvements and Xenon Improvements) without charge in any manner whatsoever for research, scholarly publication, educational or other non-commercial uses. Except as expressly provided for above, the University may not use or license any Joint Improvements without the express, prior written consent of the Licensee.

4.0 SUBLICENSING:

4.1 The Licensee shall have the right to grant sublicenses to Affiliated Companies and other third parties with respect to the Technology and any Improvements with the prior written consent of the University, such consent not to be unreasonably withheld. The Licensee shall not be obligated to obtain the University’s consent to the granting of a sublicense if the proposed sublicensee has a market capitalization in excess of CAN. $[†] at the time of the granting of the sublicense. Further, the University, subject to a full legal review and approval of the terms of such sublicense agreement and review of the performance terms in accordance with Article 11.3, hereby expressly consents to the Licensee granting a sublicense to AMT. The Licensee will furnish the University with a copy of each sublicense granted within 30 days after execution. The Licensee shall cause each sublicensee to indemnify the University on the same terms and conditions as are contained in Article 9.1 and which indemnity shall extend to cover any sub-sublicenses granted by such sublicensee.

4.2 Except as hereinafter provided, any sublicense granted by the Licensee shall be personal to the sublicensee and shall not be assignable without the prior written consent of the University, such consent not to be unreasonably withheld. A sublicensee may grant a further sub-sublicense to a third party for the purpose of developing, marketing, selling, manufacturing or distributing Products with the prior written consent of the University, such consent not to be unreasonably withheld. A sublicensee shall not be obligated to obtain the University’s consent to

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the granting of a sub-sublicense if the proposed sub-sublicensee has a market capitalization in excess of CAN. $[†] at the time of the granting of the sub-sublicense. The sublicensee shall furnish the University with a copy of such sub-sublicense granted within 30 days after execution. A sublicense can be assigned without the consent of the University to an Affiliated Company of the sublicensee or as part of a merger, acquisition or other business combination in which all or substantially all of the assets of the sublicensee are transferred. All sublicenses and sub-sublicensees shall contain covenants by the sublicensee or sub-sublicensees to observe and perform the terms and conditions contained in this Agreement, to the extent that the same are applicable.

4.3 Upon execution of a sublicense with AMT, AMT may register such sublicense with the relevant patent authorities, in those jurisdictions in which AMT carries on business and/or has its chief place of business. The University will provide reasonable assistance to AMT with respect to such registrations, provided that all reasonable costs incurred by the University in association with such registrations, including all legal expenses, shall be paid for by AMT, or the Licensee in the event of any default in payment by AMT. The University will, on request by the Licensee, endeavour to provide an estimate of such costs.

5.0 ROYALTIES:

5.1 In consideration of the license granted hereunder, the Licensee shall pay to the University a royalty comprised of:

(a)	[†]% of the Revenue, and

(b)	[†]% of the Sublicensing Revenue.

For clarification, Sublicensing Revenue shall be exclusive of Revenue, such that in no event shall the Licensee owe royalties to the University under both of Articles 5.1(a) and 5.1(b) in respect of any given amount of revenue.

5.2 If commercial development by the Licensee of a Product or Products incorporating the Technology or any Improvements is not possible without licensing other technology from an arms length third party to be used in combination with the Technology or any Improvements, then [†]:

•	[†] and

•	[†]

[†]

5.3 The royalty shall become due and payable within [†] days of each respective Royalty Due Date and shall be calculated with respect to the Revenue and the Sublicensing Revenue in the three month period immediately preceding the applicable Royalty Due Date.

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5.4 All payments of royalties made by the Licensee to the University hereunder shall be made in Canadian dollars without any reduction or deduction of any nature or kind whatsoever, except as may be prescribed by Canadian law.

5.5 Products shall be deemed to have been sold by the Licensee and included in the Revenue when invoiced, or if not invoiced, then when delivered, shipped, or paid for, whichever is the first. Sublicensing Revenue shall be deemed to have been received by the Licensee with respect to each of its sublicensees when such consideration is actually received by the Licensee from its sublicensees.

5.6 Any transaction, disposition, or other dealing involving the Technology or any part thereof between the Licensee and another person that is not made at fair market value shall be deemed to have been made at fair market value, and the fair market value of that transaction, disposition, or other dealing shall be added to and deemed part of the Revenue or the Sublicensing Revenue, as the case may be, and shall be included in the calculation of royalties under this Agreement.

6.0 INITIAL LICENSE FEE, ANNUAL MAINTENANCE FEE AND MINIMUM ANNUAL ROYALTY:

6.1 As part of the consideration for the rights granted by the University to the Licensee hereunder, the Licensee agrees to issue to the University, as an initial license fee the sum of $[†] (Canadian funds) (the “Initial License Fee”). The said sum shall be paid concurrently with the execution of this Agreement. Neither all nor any portion of the said sum shall be refundable to the Licensee under any circumstances.

6.2 The Licensee acknowledges and agrees that the University has agreed to accept the Initial License Fee on the condition that [†]

6.3 In further consideration for the license granted hereunder, the Licensee shall pay to the University, in addition to all other amounts due under this Agreement, an annual maintenance fee of CAN. $[†] payable on execution of this Agreement and thereafter on or before September 1st of each year during which this Agreement remains in full force and effect (the “Annual Maintenance Fee”). Neither all nor any part of the Annual Maintenance Fee paid shall be refundable to the Licensee under any circumstances.

6.4 In addition to all other payments due hereunder, the Licensee shall pay to the University the following milestones, for each product developed by the Licensee or a sublicensee:

(a)	within [†] days of [†] the sum of CAN. $[†];

(b)	within [†] days of [†], the sum of CAN. $[†]; and

(c)	within [†] days of [†], the sum of CAN. $[†].

For greater clarity, it is agreed that the foregoing milestone payments shall be due and payable by the Licensee regardless of whether such milestones are achieved by the Licensee or a sublicensee, and such milestone payments shall in no way effect or diminish the royalties which are due and payable hereunder, and in particular, the calculation of the amount of royalty payable in connection with the Sublicensing Revenue.

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6.5 The Licensee shall pay to the University the milestones due under Article 6.4, in the timeframes provided under Article 6.4, with the following exceptions:

(a)	[†]

(b)	[†]:

(i)	[†], or

(ii)	[†]; and

6.6 For greater certainty, and notwithstanding any provisions within this Agreement to the contrary, the parties agree that:

(a)	[†]; and

(b)	[†].

7.0 PATENTS:

7.1 The Licensee shall have the right to identify any process, use or products arising out of the Technology and any UBC Improvements or any Joint Improvements that may be patentable including the right to apply for further patents in other jurisdictions, or continuations, continuations-in-part, divisions, reissues, re-examinations or extensions of the Patents or any further applications made hereunder, and shall take all reasonable steps to apply for such patents in the name of the University or jointly in the names of the University and the Licensee in the case of any patent relating to a Joint Improvement, provided that the Licensee pays all costs of applying for, registering and maintaining the patent in such jurisdictions as the Licensee may designate. The Licensee shall be responsible for the management, filing, prosecution and maintenance of such Patents, provided however, that the Licensee will obtain the University’s prior consent, as to any material decision or action taken in the prosecution of such Patents, which consent shall not to be unreasonably withheld by the University. The Licensee shall also provide the University with copies of all correspondence and documents relating to the filing, prosecution and maintenance of the Patents. In the event that this Agreement is terminated for any reason whatsoever, the Licensee shall pay all outstanding costs relating to such patent applications to the date of termination and shall direct the patent agents responsible for such patent applications to take all further instructions, if any, relating to such applications from the University.

7.2 On the issuance of a patent in accordance with Article 7.1, the Licensee shall have the right to become, and shall become, the licensee of the same all pursuant to the terms contained herein.

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7.3 As of April 27, 2001, the University has incurred CAN. $80,091.70 in patenting the Technology. On execution of this Agreement, the Licensee will pay to the University the sum of CAN. $80,091.70 to reimburse the University for these costs. All further costs with respect to all Patents or Patent Applications relating to the Technology and any UBC Improvements or Joint Improvements, and all maintenance fees for such patents incurred by the University at any time after April 27, 2001, shall be reimbursed by the Licensee to the University within 30 days of presentation of receipts and/or invoices by the University to the Licensee. Without limiting the generality of the forgoing the Licensee agrees to pay for all costs with respect to the Patents, patent applications, divisionals, substitutions, continuations, continuations in part, all claims of foreign patent applications.

7.4 Should the Licensee decide to:

(a)	discontinue pursuing patent protection in relation to the Patents, or any continuation, continuation-in-part, division, re-issue, re-examination or extension of the Patent(s), or

(b)	not pursue patent protection in relation to the Patent(s) in any jurisdiction, or

(c)	discontinue or not pursue patent protection in relation to any further process, use or products arising out of the UBC Improvements or Joint Improvements in any jurisdiction,

then the Licensee shall provide the University with a minimum of [†] days notice of its decision to discontinue or not to pursue such patent protection in sufficient time for the University to file a patent application, or continue pursuing an existing patent application. During the [†] day transition period the Licensee shall be responsible for all costs of filing, prosecuting and maintaining the Patents.

7.5 The Licensee shall provide to the University [†].

7.6 [†].

7.7 The Licensee will ensure proper patent marking for all Technology, and any UBC Improvements or Joint Improvements licensed hereunder and shall clearly mark the appropriate patent numbers on any Products made using the Technology and any UBC Improvements or Joint Improvements or any patented processes used to make such Products.

8.0 DISCLAIMER OF WARRANTY:

8.1 The University makes no representations, conditions or warranties, either express or implied, with respect to the Technology or any Improvements or the Products. Without limiting the generality of the foregoing, the University specifically disclaims any implied warranty, condition or representation that the Technology or any Improvements or the Products:

(a)	shall correspond with a particular description;

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(b)	are of merchantable quality;

(c)	are fit for a particular purpose; or

(d)	are durable for a reasonable period of time.

The University shall not be liable for any loss, whether direct, consequential, incidental or special, which the Licensee suffers arising from any defect, error, fault or failure to perform with respect to the Technology or any Improvements or Products, even if the University has been advised of the possibility of such defect, error, fault or failure. The Licensee acknowledges that it has been advised by the University to undertake its own due diligence with respect to the Technology and any Improvements.

8.2 The parties acknowledge and agree that the International Sale of Goods Contracts Convention Act and the United Nations Convention on Contracts for the International Sale of Goods have no application to this Agreement.

8.3 Nothing in this Agreement shall be construed as:

(a)	a warranty or representation by the University as to title to the Technology and/or any Improvement or that anything made, used, sold or otherwise disposed of under the license granted in this. Agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights;

(b)	an obligation by the University to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights; or

(c)	the conferring by the University of the right to use in advertising or publicity the name of the University or the UBC Trade-marks.

8.4 Notwithstanding Article 8.3, in the event of an alleged infringement of the Technology or any UBC Improvements or Joint Improvements or any right with respect to the Technology or any UBC Improvements or Joint Improvements, the Licensee or a sublicensee shall have, upon receiving the prior written consent of the University, such consent not to be unreasonably withheld, the right but not the obligation to prosecute litigation designed to enjoin infringers of the Technology or any UBC Improvements or Joint Improvements. The Licensee acknowledges and agrees that the University may require the consent of [†] and/or AMC, as appropriate (in so far as any UBC – [†] Technology or UBC—Amsterdam Technology is alleged to be infringed), prior to providing such consent. Provided that it has first granted its prior written consent, the University agrees to co-operate to the extent of executing all necessary documents and to vest in the Licensee or sublicensee the right to institute any such suits, so long as all the direct and indirect costs and expenses of bringing and conducting any such litigation or settlement shall be borne by the Licensee or sublicensee and in such event all recoveries shall enure to the Licensee or sublicensee.

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8.5 If any complaint alleging infringement or violation of any patent or other proprietary rights is made against the Licensee or a sublicensee of the Licensee with respect to the use of the Technology or any UBC Improvements or Joint Improvements or the manufacture, use or sale of the Products, the following procedure shall be adopted:

(a)	the Licensee shall promptly notify the University upon receipt of any such complaint and shall keep the University fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a sublicensee;

(b)	except as provided in Article 8.5(d), all costs and expenses incurred by the Licensee or any sublicensee of the Licensee in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/or costs to any third party, shall be paid by the Licensee or any sublicensee of the Licensee, as the case may be;

(c)	no decision or action concerning or governing any final disposition of the complaint shall be taken without full consultation with and approval by the University;

(d)	the University may elect to participate formally in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such formal participation shall be paid by the University (subject to the possibility of recovery of some or all of such additional expenses from the complainant);

(e)	notwithstanding Article 8.3, if the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing to make or accept such offer and the other is not, then the unwilling party shall conduct all further proceedings at its own expense, and shall be responsible for the full amount of any damages, costs, accounting of profits and settlement costs in excess of those provided in such offer, but shall be entitled to retain unto itself the benefit of any litigated or settled result entailing a lower payment of costs, damages, accounting of profits and settlement costs than that provided in such offer; and

(f)	the royalties payable pursuant to this Agreement shall be paid by the Licensee to the University in trust from the date the complaint is made until such time as a resolution of the complaint has been finalized. If the complainant prevails in the complaint, then the royalties paid to the University in trust pursuant to this Article shall be returned to the Licensee, provided that the amount returned to the Licensee hereunder shall not exceed the amount paid by the Licensee to the complainant in the settlement or other disposition of the complaint. If the complainant does not prevail in the complaint, then the University shall be entitled to retain all royalties paid to it pursuant to this Article.

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9.0 INDEMNITY AND LIMITATION OF LIABILITY:

9.1 The Licensee hereby indemnifies, holds harmless and defends the University, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all legal fees and disbursements incurred in association therewith) collectively a “Claim”) arising out of the exercise of any rights under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of the Technology or Products licensed under this Agreement by the Licensee or its sublicensees, and sub-sublicensees, or their customers or end-users howsoever the same may arise. A condition of this obligation is that, whenever the University has information from which it may reasonably conclude an incident has occurred which could give rise to a Claim, the University shall promptly give notice to the Licensee of all pertinent data surrounding such incident and, in the event a Claim is made or suit is brought the University shall assist the Licensee and cooperate in the gathering of information with respect to the time, place and circumstances and in obtaining the names and addresses of any injured parties and available witnesses. The University shall not voluntarily make any payment or incur any expense in connection with any such Claim without the prior written consent of the Licensee. The Licensee shall have control over the defence and settlement of any Claim, provided that the Licensee keeps the University informed of all activities in a timely manner. The obligations set forth in this Article 9.1 shall survive the expiration or termination of this Agreement.

9.2 Subject to Article 9.3, the University’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect or special, or any other similar or like damage that may arise or does arise from any breaches of this Agreement by the University, its Board of Governors, officers, employees, faculty, students or agents, shall be limited to the amount of the Initial License Fee paid pursuant to Article 6.1.

9.3 In no event shall the University be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.

9.4 No action, whether in contract or tort (including negligence), or otherwise arising out of or in connection with this Agreement, may be brought by the Licensee more than six months after the cause of action has occurred.

10.0 PUBLICATION AND CONFIDENTIALITY:

10.1 The Information provided by the University shall be developed, received and used by the Licensee solely in furtherance of the purposes set forth in this Agreement subject to the terms and conditions set forth in this Article 10.

10.2 Each party hereto covenants and agrees that it will initiate and maintain an appropriate internal program limiting the internal distribution of the other party’s Confidential Information to only those officers, employees and professional advisors who require said Confidential Information in performing their obligations under this Agreement and who have signed confidentiality and non-disclosure agreements in a form approved by the Licensee’s Board of Directors in the case of the Licensee and in a form consistent with the terms of this Agreement in the case of the University.

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10.3 Subject to Article 10.8, the Licensee and the University shall not use, either directly or indirectly, any Confidential Information of the other party for any purpose other than as set forth herein without the other party’s prior written consent.

10.4 If the Licensee or the University are required by judicial or administrative process to disclose any or all of the other party’s Confidential Information, they shall promptly notify the other party and allow the other party reasonable time to oppose such process before disclosing any such Confidential Information.

10.5 Notwithstanding any termination or expiration of this Agreement, the obligations created in this Article 10 shall survive and be binding upon the Licensee and the University, and their successors and assigns.

10.6 The University shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Information, provided that with respect to Confidential Information only, the Licensee shall have been furnished copies of the disclosure proposed therefor at least [†] days in advance of the presentation or publication date and does not within [†] days after receipt of the proposed disclosure object to such presentation or publication. Any objection to a proposed presentation or publication shall specify the portions of the presentation or publication considered objectionable (the “Objectionable Material”). Upon receipt of notification from the Licensee that any proposed publication or disclosure contains Objectionable Material, the University and the Licensee shall work together to revise the proposed publication or presentation to remove or alter the Objectionable Material in a manner acceptable to the Licensee, in which case the Licensee shall withdraw its objection. If an objection is made, disclosure of the Objectionable Material shall not be made for a period of [†] months after the date the Licensee has received the proposed publication or presentation relating to the Objectionable Material. The University shall co-operate in all reasonable respects in making revisions to any proposed disclosures if considered by the Licensee to contain Objectionable Material. The University shall not be restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. After the 6 month period has elapsed the University shall be free to present and/or publish the proposed publication or presentation whether or not it contains Objectionable Material.

10.7 Subject to Article 10.8, the Licensee requires of the University, and the University agrees insofar as it may be permitted to do so at law, that this Agreement, and each part of it, is confidential and shall not be disclosed to third parties, as the Licensee claims that such disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee’s competitive position and/or interfere with the Licensee’s negotiations with prospective sublicensees. Notwithstanding anything contained in this Article, the parties hereto acknowledge and agree that the University may identify the title of this Agreement, the parties to this Agreement and the names of the inventors of the Technology and any Improvements.

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10.8 Notwithstanding the forgoing, the parties acknowledge and agree that the University and the Licensee may provide a copy of this Agreement to AMC, AMT and [†], and the University must provide certain reports and information to its Board of Governors, the Province of British Columbia and the government of Canada which may inter alia, include a summary of the terms of this Agreement and the activities thereunder.

11.0 PRODUCTION AND MARKETING:

11.1 The Licensee shall not use any of the UBC Trade-marks or make reference to the University or its name in any advertising or publicity whatsoever, without the prior written consent of the University, except as required by law and except that the Licensee and any of its sublicensees may disclose the existence and nature of this Agreement and (subject to the confidentiality provisions of Article 10) the nature of the technology being licensed without the need for the University’s consent. Without limiting the generality of the foregoing, the Licensee shall not issue a press release with respect to this Agreement or any activity contemplated herein without the prior review and approval of same by the University, which approval shall not be unreasonably withheld, except as required by law. If the Licensee is required by law to act in contravention of this Article, to the extent permissible by law, the Licensee shall provide the University with sufficient advance notice in writing to permit the University to bring an application or other proceeding to contest the requirement.

11.2 The Licensee will not register or use any UBC Trade-marks in association with the Products without the prior written consent of the University.

11.3 The Licensee shall use its commercially reasonable efforts to [†]. The University acknowledges and agrees that subject to the University’s prior review and approval of the terms in the contemplated sublicense between the Licensee and AMT pursuant to Article 4.1, the granting of such a sublicense by the Licensee to AMT will meet the forgoing obligation of the Licensee. Without limiting the generality of the foregoing, the Licensee covenants and agrees that it shall provide to the University, on each of the first five anniversaries of the Commencement Date of the License Agreement or the date of an amendment to the License Agreement, a written report (the “Status Report”) summarizing the Licensee’s development activities relating to the Technology and any Improvements that sets out all of the following information:

(a)	a summary of the research and development activities that the Licensee has undertaken in the course of the preceding 12 months to develop and commercialize the Technology and any Improvements;

(b)	a detailed summary of any and all improvements, variations, updates, modifications and enhancements to the Technology and any Improvements which the Licensee has developed and/or acquired in the course of the preceding 12 months, including any improvements, variations, updates, modifications and enhancements to the Technology or any Improvements of which the Licensee has been advised by any sublicensee, or sub-sublicensee of the Licensee; and

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(c)	any and all corporate alliances formed by the Licensee related to the Technology or any Improvements in the course of the preceding 12 months, including any such corporate alliances of which the Licensee has been advised by a sublicensee or sub-sublicensee of the Licensee.

11.4 If the University is of the view that the Licensee is in material breach of Article 11.3, then the University shall notify the Licensee and the parties hereto shall appoint a mutually acceptable person as an independent evaluator (the “Evaluator”) to conduct the evaluation set forth in Article 11.3. If that the parties cannot agree on such an Evaluator, the appointing authority shall be the British Columbia International Commercial Arbitration Centre.

11.5 Unless the Parties mutually agree otherwise, the following rules and procedures shall govern the conduct of the parties and the Evaluator before and during the investigation by the Evaluator:

(a)	within [†] days of the appointment of the Evaluator each party shall provide to the Evaluator and the other party copies of all documents, statements and records on which the party intends to rely in presenting its position to the Evaluator;

(b)	within [†] days of the appointment of the Evaluator the Licensee shall provide to the Evaluator and the University a written summary of its position. On receipt of the Licensee’s summary the University shall have 15 days to prepare and submit to the Licensee and the Evaluator its own summary in reply to the summary submitted by the Licensee;

(c)	on receipt of the documents, statements, records and summaries submitted by the parties the Evaluator shall have [†] days within which to conduct such further inquiries as he or she may deem necessary for the purpose of reviewing the efforts made by the Licensee with respect to the promotion, marketing and sale of the Products and the Technology and any Improvements in compliance with the requirements of Article 11.3. For the purpose of conducting such an inquiry, the Evaluator shall have the right to:

(i)	require either party to disclose any further documents or records which the Evaluator considers to be relevant;

(ii)	interview or question either orally (or by way of written questions) one or more representatives of either party on issues deemed to be relevant by the Evaluator;

(iii)	make an “on site” inspection of the Licensee’s facilities;

(iv)	obtain if necessary, the assistance of an independent expert to provide technical information with respect to any area in which the Evaluator does not have a specific expertise;

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(d)	On completion of the Inquiry described in Article 11.5(c) the Evaluator shall within [†] days prepare a report setting out his or her findings and conclusions as to whether or not the Licensee has committed a breach of Article 11.3. If the Evaluator has determined that the Licensee has committed a breach of Article 11.3, then the Evaluator shall also set out in the report his or her conclusions as to whether such breach:

(i)	was substantially due to external market conditions not within the control of the Licensee, or

(ii)	was substantially due to the Licensee’s failure to use its commercially reasonable efforts to comply with the requirements of Article 11.3.

(e)	The report and conclusions of the Evaluator shall be delivered to the Licensee and the University, and shall be accepted by both parties as final and binding.

11.6 If the Evaluator concludes:

(a)	pursuant to Article 11.5(d)(i) that the Licensee’s material breach was substantially due to external market conditions and not due to any omission or failure on the part of the Licensee, then the License granted hereunder shall continue in good standing,

(b)	pursuant to Article 11.5(d)(ii) that the Licensee’s material breach was substantially due to the Licensee’s failure to use commercially reasonable efforts then the University shall at its option have the right to terminate this Agreement as provided in Article 18, or

(c)	pursuant to Article 11.5(d) that the Licensee is not in material breach of Article 11.3, then the University shall not terminate this Agreement for breach of Article 11.3, nor shall it change the nature of the license granted hereunder.

11.7 The University may not call for more than one evaluation pursuant to Article 11.4 in each calendar year. The cost of an evaluation hereunder shall be borne [†].

12.0 ACCOUNTING RECORDS:

12.1 The Licensee shall maintain at its principal place of business, or such other place as may be most convenient, separate accounts and records of all Revenues, sublicenses and Sublicensing Revenues, and all business done pursuant to this Agreement, such accounts and records to be in sufficient detail to enable proper returns to be made under this Agreement, and the Licensee shall cause its sublicensees to keep similar accounts and records.

12.2 The Licensee shall deliver to the University on the date [†] days after each and every Royalty Due Date, together with the royalty payable thereunder, the Accounting and a report on all Sublicensing activity, including an accounting statement setting out in detail how the amount of Sublicensing Revenue was determined and identifying each sublicensee and the location of the business of each sublicensee.

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12.3 The calculation of royalties shall be carried out in accordance with generally accepted Canadian accounting principles (“GAP”), or the standards and principles adopted by the U.S. Financial Accounting Standards Board (“FASB”) applied on a consistent basis.

12.4 The Licensee shall retain the accounts and records referred to in Article 12.1 above for at least [†] years after the date upon which they were made and shall permit any duly authorized representative of the University to inspect such accounts and records during normal business hours of the Licensee at the University’s expense. The Licensee shall furnish such reasonable evidence as such representative will deem necessary to verify the Accounting and will permit such representative to make copies of or extracts from such accounts, records and agreements at the University’s expense. If an inspection of the Licensee’s records by the University shows an under-reporting or underpayment by the Licensee of any amount to the University, in excess of [†]% for any [†] month period, then the Licensee shall reimburse the University for the cost of the inspection as well as pay to the University any amount found due (including any late payment charges or interest) within [†] days of notice by the University to the Licensee.

12.5 During the term of this Agreement, and thereafter, [†].

13.0 INSURANCE:

13.1 Unless satisfactory arrangements are made between the Licensee and the University with respect to a self-insurance program or the requirement for insurance hereunder is waived by the University [†] days prior to the commencement of any human clinical trials or other Product testing involving human subjects by the Licensee or any sublicensee, then the Licensee shall procure and maintain, during the term of this Agreement, the insurance outlined in Articles 13.2 and 13.3 and otherwise comply with the insurance provisions contained in Articles 13.2 and 13.3.

13.2 The Licensee shall give written notice to the University:

(a)	[†] days prior to the commencement of any human clinical trials or other Product testing involving human subjects by the Licensee or any sublicensee, (“Human Clinical Trials”); and

(b)	[†] days prior to the first sale of any Product by the Licensee or any sublicensee,

of the terms and amount of the appropriate public liability, product liability and errors and omissions insurance which it has placed. Such insurance shall in no case be less than the insurance which a reasonable and prudent businessperson carrying on a similar line of business would acquire. This insurance shall be placed with a reputable and financially secure insurance carrier, shall include the University, its Board of Governors, faculty, officers, employees, students, and agents as additional insureds, and shall provide primary coverage with respect to the activities contemplated by this Agreement. Such policy shall include severability of interest and cross-liability clauses and shall provide that the policy shall not be cancelled or materially altered except upon at least [†] days’

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written notice to the University. The University shall have the right to require reasonable amendments to the terms or the amount of coverage contained in the policy. Failing the parties agreeing on the appropriate terms or the amount of coverage, then the matter shall be determined by arbitration. The Licensee shall provide the University with certificates of insurance evidencing such coverage [†] days before commencement of Human Clinical Trials and [†] days prior to the sales of any Product and the Licensee covenants not to start Human Clinical Trials, or sell any Product before such certificate is provided and approved by the University, or to sell any Product at any time unless the insurance outlined in this Article 13.2 is in effect.

13.3 The Licensee shall require that each sublicensee under this Agreement shall procure and maintain, during the term of the sublicense, public liability, product liability and errors and omissions insurance in reasonable amounts, with a reputable and financially secure insurance carrier or provide satisfactory arrangements through an appropriate self-insurance program. The Licensee shall use its best efforts to ensure that any and all such policies of insurance required pursuant to this Article shall contain a waiver of subrogation against the University, its Board of Governors, faculty, officers, employees, students, and agents.

14.0 ASSIGNMENT:

14.1 Except as hereinafter provided, the Licensee will not assign, transfer, mortgage, charge or otherwise dispose of any or all of the rights, duties or obligations to it under this Agreement without the prior written consent of the University, (subject to the Licensee’s right to sublicense without the prior written consent of the University pursuant to Article 4.1), such consent not to be unreasonably withheld. The Licensee may assign this license without the consent of the University as part of a merger, acquisition or other business combination in which all or substantially all of the assets of the Licensee are transferred.

14.2 The University shall have the right to assign its rights, duties and obligations under this Agreement to a company or society of which it is the sole shareholder, in the case of a company, or of which it controls the membership, in the case of a society. In the event of such an assignment, the Licensee will release, remise and forever discharge the University from any and all obligations or covenants, provided however that such company or society, as the case may be, executes a written agreement which provides that such company or society shall assume all such obligations or covenants from the University and that the Licensee shall retain all rights granted to the Licensee pursuant to this Agreement.

15.0 GOVERNING LAW

15.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein without regard to its conflict of law rules.

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16.0 NOTICES:

16.1 All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto may be delivered only by personal delivery or by registered or certified mail, telex or fax, all postage and other charges prepaid, at the address for such party set forth below or at such other address as any party may hereinafter designate in writing to the others. Any notice personally delivered or sent by telex or fax shall be deemed to have been given or received at the time of delivery, telexing or faxing. Any notice mailed as aforesaid shall be deemed to have been received on the expiration of five days after it is posted, provided that if there shall be at the time of mailing or between the time of mailing and the actual receipt of the notice a mail strike, slow down or labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effected if actually received.

If to the University:

If to the Licensee:	The Managing Director
University—Industry Liaison Office
University of British Columbia
IRC 331—2194 Health Sciences Mall
Vancouver, British Columbia
V6T 1Z3
Telephone: (604)822-8580
Fax: (604)822-8589

If to the Licensee:	The President
Xenon Genetics Inc.
Gerald McGavin Building
Suite 100—2386 East Mall
Vancouver, British Columbia
V6T 1Z3
Telephone: (604)221-8478
Fax: (604)221-8423

17.0 TERM:

17.1 This Agreement and the license granted hereunder shall terminate on the expiration of a term of 10 years from the Date of Commencement or the expiration of the last patent obtained pursuant to Article 7 herein, whichever event shall last occur, unless earlier terminated pursuant to Article 18 herein.

18.0 TERMINATION:

18.1 This Agreement shall automatically and immediately terminate without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purport, is commenced by or against the Licensee provided such proceedings have not been dismissed within [†] days of the date on which they were commenced. In the event that the sublicense to be entered into between the Licensee and AMT is terminated, the Licensee may terminate this Agreement on [†] days prior written notice to the University, subject to payment of all amounts owed to the University.

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18.2 The University may, at its option, terminate this Agreement immediately on the happening of any one or more of the following events by delivering notice in writing to that effect to the Licensee:

(a)	if any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee;

(b)	if the Licensee is more than [†] days in arrears of royalties or other monies that are due to the University under the terms of this Agreement after written notice;

(c)	if the Technology or any Improvements becomes subject to any security interest, charge or encumbrance in favour of any third party , other than a sublicensee, granted by the Licensee without prior written consent of the University, not to be unreasonably withheld;

(d)	if the Licensee ceases or threatens to cease to carry on its business;

(e)	if the Licensee undergoes a reorganization or any part of its business relating to this Agreement is transferred to a subsidiary or associated company without the prior written consent of the University, such consent not to be withheld except as provided in Article 18.3 and to be provided within [†] days of receipt of a written request for the same;

(f)	if the Licensee commits any breach of Articles 4.1, 11.1, 11.2 or 13;

(g)	if it is determined, pursuant to Article 11.5, that the Licensee is in breach of Article 11.3;

(h)	if any sublicensee of the Licensee is in breach of its sublicense agreement with the Licensee and the Licensee does not cause such sublicensee to cure such default within [†] days of receipt of written notice from the University requiring that the Licensee cause such sublicensee to cure such default, or

(i)	if the Licensee is in breach of the Collaborative Research Agreement dated August 1, 2000, between the Licensee and the University, which breach has not been cured within the time provided for the curing of such breach under the terms of such other agreement.

18.3 The University shall not withhold its consent pursuant to Article 18.2(e) unless the granting of such consent would result in the University having a contractual relationship with an entity with whom the University is prohibited from contracting with pursuant to its then existing policies.

18.4 Other than as set out in Articles 18.1 and 18.2, if either party shall be in default under or shall fail to comply with the terms of this Agreement then the non-defaulting party shall have the right to terminate this Agreement by written notice to the other party to that effect if:

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(a)	such default is reasonably curable within [†] days after receipt of notice of such default and such default or failure to comply is not cured within 30 days after receipt of written notice thereof; or

(b)	such default is not reasonably curable within [†] days after receipt of written notice thereof, and such default or failure to comply is not cured within such further reasonable period of time as may be necessary for the curing of such default or failure to comply.

Any written notice issued pursuant to this Article 18.4 shall expressly set out the default or defaults with respect to which notice is being given.

18.5 If this Agreement is terminated pursuant to Article 18.1, 18.2, or 18.4, the Licensee shall make royalty payments to the University in the manner specified in Article 5, and 6 and the University may proceed to enforce payment of all outstanding royalties or other monies owed to the University and to exercise any or all of the rights and remedies contained herein or otherwise available to the University by law or in equity, successively or concurrently, at the option of the University. Upon any such termination of this Agreement, the ‘Licensee shall forthwith deliver up to the University all Technology and any UBC Improvements in its possession or control and shall have no further right of any nature whatsoever in the Technology or any UBC Improvements. On the failure of the Licensee to so deliver up the Technology and any UBC Improvements, the University may immediately and without notice enter the Licensee’s premises and take possession of the Technology and any UBC Improvements. The Licensee will pay all charges or expenses incurred by the University in the enforcement of its rights or remedies against the Licensee including, without limitation, the University’s legal fees and disbursements on an indemnity basis.

18.6 The Licensee shall cease to use the Technology or any UBC Improvements in any manner whatsoever or to manufacture or sell the Products within five days from the Effective Date of Termination, subject to the expiration or invalidation of any applicable Patents. The Licensee shall then deliver or cause to be delivered to the University an accounting within 30 days from the Effective Date of Termination. The accounting will specify, in or on such terms as the University may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Date of Termination. The University will instruct that the unsold Products be stored, destroyed or sold under its direction, provided this Agreement was terminated by the University pursuant to Article 18.2 or 18.4 and subject to the expiration or invalidation of any applicable Patents. Without limiting the generality of the foregoing, if this Agreement was terminated pursuant to Article 18.1, the unsold Products will not be sold by any party without the prior written consent of the University. The Licensee will continue to make royalty payments to the University in the same manner specified in Article 5 and 6 on all unsold Products that are sold in accordance with this Article 18.6, notwithstanding anything contained in or any exercise of rights by the University under Article 18.5 herein.

18.7 Notwithstanding the termination of this Agreement, Article 12 shall remain in full force and effect until [†] years after

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(a)	all payments of royalty required to be made by the Licensee to the University under this Agreement have been made by the Licensee to the University, and

(b)	any other claim or claims of any nature or kind whatsoever of the University against the Licensee has been settled.

19.0 MISCELLANEOUS COVENANTS OF LICENSEE:

19.1 The Licensee hereby represents and warrants to the University that the Licensee is a corporation duly organized, existing and in good standing under the laws of Canada and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

19.2 The Licensee represents and warrants that [†].

19.3 The Licensee shall comply with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise, with respect to the Technology and any Improvements and/or this Agreement.

19.4 [†]

19.5 [†]

19.6 The Licensee shall pay all taxes and any related interest or penalty howsoever designated and imposed as a result of the existence or operation of this Agreement, including, but not limited to, tax which the Licensee is required to withhold or deduct from payments to the University. The Licensee will furnish to the University such evidence as may be required by Canadian authorities to establish that any such tax has been paid. The royalties specified in this Agreement are exclusive of taxes. If the University is required to collect a tax to be paid by the Licensee or any of its sublicensees, the Licensee shall pay such tax to the University on demand.

19.7 The obligation of the Licensee to make all payments hereunder will be absolute and unconditional and will not, except as expressly set out in this Agreement, be affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against the University, or anyone else for any reason whatsoever.

19.8 All amounts due and owing to the University hereunder but not paid by the Licensee on the due date thereof shall bear interest in Canadian dollars at the rate of one per cent (1%) per month. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

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20.0 GENERAL:

20.1 Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture. No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party’s name in any way not specifically authorized by this Agreement. No party shall be liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

20.2 Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

20.3 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos or conditions of this Agreement shall operate as a waiver of such party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

20.4 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

20.5 Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof.

20.6 The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever.

20.7 If any Article, part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire Agreement shall not fail on account thereof, and the balance of this Agreement shall continue in full force and effect.

20.8 The parties hereto each acknowledge that the law firm of Richards Buell Sutton has acted solely for the University in connection with this Agreement and that all other parties hereto have been advised to seek independent legal advice.

20.9 This Agreement sets forth the entire understanding between the parties and no modifications hereof shall be binding unless executed in writing by the parties hereto.

20.10 Time	shall be of the essence of this Agreement.

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20.11 Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto may require.

20.12 This Agreement may be executed in any number of counterparts, each of which when delivered will be deemed to be an original, for all purposes and will constitute one and the same instrument, binding on the parties, notwithstanding that all the parties are not signatories of the same counterpart.

20.13 In the event of a conflict arising between the interpretation of this Agreement and the Collaborative Research Agreement, the terms of this Agreement shall prevail.

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IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement on the 19th day of June, 2001 but effective as of the Date of Commencement.

SIGNED FOR AN ON BEHALF of THE UNIVERSITY OF BRITISH COLUMBIA by its duly authorized officers: /s/ David P. Jones Authorized Signatory Authorized Signatory	) ) ) ) ) ) ) )	David P. Jones Associate Director University-Industry Liaison

THE CORPORATE SEAL OF XENOX GENETICS INC was hereunto affixed in the presence of: /s/ Frank Holler Authorized Signatory Authorized Signatory	) ) ) ) ) ) ) ) )

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SCHEDULE “A”

DESCRIPTION OF “TECHNOLOGY”

UBC File #	Title	Patents

94-061	Lipolipase Mutation 291, Implication for Coronary Artery Disease	U.S.: 5,658,729 U.S.: SN 08/817,192 Can.: SN 2,202,477 EPO: 95 93 75 98.1 (Ger., Fr., U.K., Switz.)

91-003	Mutation in Human Lipoprotein Lipase Gene which causes Type 1 Hyperlipoproteinemia	Can.: SN 2,035,177

99-082	Recombinant Viruses Preparation and use thereof in Gene Therapy	U.S.: SN 08/737,954 FR: 94/06759 PCT: FR 95/00669 CIP: SN 09/713,268

00-039	Mutation 447	PCT: CA00/00762

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This AMENDING AGREEMENT is dated for reference as of the 12th day of July, 2007.

BETWEEN:

XENON PHARMACEUTICALS INC. (formerly known as Xenon Genetics Inc.), having its head office at 3650 Gilmore Way, Burnaby, British Columbia, V5G 4W8

(the “Company”)

OF THE FIRST PART;

AND:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation

continued under the University Act of British Columbia and having its administrative offices at 2075 Wesbrook Mall, in the City of

Vancouver, in the Province of British Columbia, V6T 1W5

(the “University”)

OF THE SECOND PART.

WHEREAS:

A. The Company and the Consultant entered into a LPL License Agreement made as of August 1, 2000 (the “LPL License Agreement”); and

B. The parties now wish to make certain amendments to the LPL License Agreement, as detailed here in this Agreement (the “Amending Agreement”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties hereto, the Company and the University hereby covenant and agree as follows:

1 Capitalized terms used herein, which are not otherwise defined herein, shall have the meaning ascribed to such terms in the LPL License Agreement.

2	Section 6.4 of the LPL License Agreement is hereby amended as follows:

(a)	Subsection 6.4(b) is hereby amended by deleting it in its entirety and substituting the following:

“(b)	within [†] days of the initiation of Phase II Clinical Trials:

(i)	for the first Product, the sum of CAN. $[†]; and/or

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Amending Agreement	Page 1 of 2

(ii)	for the second and each subsequent Product (as applicable) that [†], the sum of CAN. $[†].”

(b)	Following subsection 6.4(c), the following new subsection 6.4(d) shall be added:

“(d)	in the event that the Licensee or its sublicensee initiates a combined Phase I/Phase II Clinical Trial for any Product, the milestone payments noted above under subsections 6.4(a) and (b) shall not be applicable respecting said Product(s), and instead, the Licensee shall pay to the University, within thirty (30) days after the commencement of such combined Phase I/Phase II clinical trial:

(i)	for the first Product, the sum of CAN. $[†]; and/or

(ii)	for the second and each subsequent Product (as applicable) that [†], the sum of CAN. $[†].”

3. Section 1.1(q) and the definition of “UBC License Milestones” is hereby amended to include the combined Phase I/Phase II Clinical Trial milestone payments under subsection 6.4(d).

4. Except as amended herein, the LPL License Agreement remains in full force and effect, unamended.

5. This Agreement may be signed in counterparts, and delivered personally or by courier, mail, facsimile or electronically, each of which counterparts when executed by any of the signatories hereto shall be deemed to be an original and such counterparts shall together constitute one and the same Agreement.

IN WITNESS WHEREOF duly authorized signatories of the Company and the University, each after having had the opportunity to discuss this Amending Agreement with their respective legal advisors, have executed this Agreement on the date(s) indicated below but effective as of the Commencement Date.

XENON PHARMACEUTICALS INC.		UNIVERSITY OF BRITISH COLUMBIA

By:	/s/ Simon N. Pimstone	/s/ J.P. Heale
	Dr. Simon N. Pimstone President & CEO	J.P. Heale, Ph.D, MBA Associate Director

Date:	July 17, 2007	Date: September 14, 2007

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